Exhibit (d)(ii)

FIRST AMENDMENT TO THE

INVESTMENT ADVISORY AGREEMENT

THIS FIRST AMENDMENT dated as of the 27 day of September, 2013 (the “First Amendment”), to the Investment Advisory Agreement dated as of September 10, 2013 (the “Agreement”), is entered into by and between ENTREPRENEURSHARES SERIES TRUST, a Delaware Statutory Trust (the “Trust”), and CAPITAL IMPACT ADVISORS, LLC, a Delaware Limited Liability Company (the “Advisor”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend the Agreement to reflect the name change of the All Cap Impact Fund to the Entrepreneur All Cap Fund; and

WHEREAS, Section 11 of the Agreement allows for its amendment by the mutual consent of the parties and the approval of the Board of Trustees; and

WHEREAS, this amendment has been approved by the Board of Trustees.

NOW, THEREFORE, the Trust and the Advisor agree as follows:

The defined term “Fund” now refers to the Entrepreneur All Cap Fund and this new name “Entrepreneur All Cap Fund” hereby replaces the old name “All Cap Impact Fund.”

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

* * *

[Signatures follow on next page.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the day first above written.

CAPITAL IMPACT ADVISORS, LLC

By: /s/ Joel Shulman

          Joel Shulman, Managing Director

ENTREPRENEURSHARES SERIES TRUST

By: /s/ Joel Shulman

          Joel Shulman, President